                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                         FORM OF APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement/base prospectus and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 1797 DATED 14 DECEMBER 2007

                         QUEENSLAND TREASURY CORPORATION

                   ISSUE OF A$ 150,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$18,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2011
CURRENTLY TOTALING A$ 3,564,395,000.00 (A$ 2,490,370,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated March 14, 2000 and the base prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2007, and the US Prospectus dated December 10, 2007 which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.  (i)   Issuer:                               Queensland Treasury Corporation

    (ii)  Guarantor:                            The Treasurer on behalf of the Government of
                                                Queensland

2.        Benchmark line:                       2011

                                                (to be consolidated and form a single series
                                                with QTC 6% Global A$Bonds due 14 June 2011,
                                                ISIN US748305BC27)

3.        Specific Currency or Currencies:      AUD ("A$")

4.  (i)   Issue price:                          96.687%

    (ii)  Dealers' fees and commissions paid    No fee or commission is payable in respect of
          by Issuer:                            the issue of the bond(s) described in these
                                                final terms (which will constitute a "pricing
                                                supplement" for purposes of any offers or sales
                                                in the United States or to U.S. persons).
                                                Instead, QTC pays fees and commissions in
                                                accordance with the procedure described in the
                                                QTC Offshore and Onshore Fixed Interest
                                                Distribution Group Operational Guidelines.

5.        Specified Denominations:              A$1,000

6.  (i)   Issue Date:                           18 DECEMBER 2007

    (ii)  Record Date (date on and from which   6 June / 6 December. Security will be
          security is Ex-interest):             ex-interest on and from 7 June / 7 December.

    (iii) Interest Payment Dates:               14 June / 14 December

7.        Maturity Date:                        14 June 2011

8.        Interest Basis:                       6 per cent Fixed Rate

9.        Redemption/Payment Basis:             Redemption at par

10.       Change of Interest Basis or           Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:                  Senior and rank pari passu with other senior,
                                                unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:              Senior and ranks pari passu with all its other
                                                unsecured obligations

12.       Method of distribution:               Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions Applicable

    (i)   Rate(s) of Interest:                  6 per cent per annum payable semi-annually in
                                                arrears

    (ii)  Interest Payment Date(s):             14 June and 14 December in each year up to and
                                                including the Maturity Date

    (iii) Fixed Coupon Amount(s):               A$30 per A$1,000 in nominal amount
          (Applicable to bonds in definitive
          form)

    (iv)  Determination Date(s):                Not Applicable

    (v)   Other terms relating to the method    None
          of calculating interest for Fixed
          Rate Bonds:

PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:              A$1,000 per bond of A$1,000 Specified
                                                Denomination (NB: If the Final Redemption Amount
                                                is other than 100 per cent. of the nominal value
                                                the bonds will be derivative securities for the
                                                purposes of the Prospectus Directive and the
                                                requirements of Annex XII to the Prospectus
                                                Directive Regulation will apply and the Issuer
                                                will prepare and publish a supplement to the
                                                Prospectus)

15.       Early Redemption Amount(s) payable    Not Applicable
          on redemption for taxation reasons
          or on event of default and/or the
          method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                        Permanent Global Note not exchangeable for
                                                Definitive Bonds

17.       Additional Financial Centre(s) or     Not Applicable
          other special provisions relating
          to Payment Dates:

18.       Talons for future Coupons or          No
          Receipts to be attached to
          Definitive Bonds (and dates on
          which such Talons mature):

19.       Other terms or special conditions:    Not Applicable

                                                (When adding any other final terms consideration
                                                should be given as to whether such terms
                                                constitute "significant new factors" and
                                                consequently trigger the need for a supplement
                                                to the Prospectus under Article 16 of the
                                                Prospectus Directive)

DISTRIBUTION

20. (i)   If syndicated, names and addresses    Not Applicable
          of Managers and underwriting
          commitments:

    (ii)  Date of Dealer Agreement:             14 DECEMBER 2007

    (iii) Stabilizing Manager(s) (if any):      Not Applicable

21.       If non-syndicated, name and address   NATIONAL AUSTRALIA BANK LTD
          of relevant Dealer:                   255 GEORGE STREET
                                                SYDNEY NSW 2000

22.       Whether TEFRA D or TEFRA C rules      TEFRA Not Applicable
          applicable or TEFRA rules not
          applicable:

23.       Non exempt Offer                      Not Applicable

                                                (N.B. Consider any local regulatory requirements
                                                necessary to be fulfilled so as

                                                to be able to make a non-exempt offer in
                                                relevant jurisdictions. No such offer should be
                                                made in any relevant jurisdiction until those
                                                requirements have been met. Non-exempt offers
                                                may only be made into jurisdictions in which the
                                                base prospectus (and any supplement) has been
                                                notified/passported.)

24.       Additional selling restrictions:      Not Applicable

LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$18,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
             Duly authorized

                            PART B--OTHER INFORMATION

1.    LISTING AND ADMISSION TO TRADING

(i)   Listing                                   Bourse de Luxembourg.

(ii)  Admission to trading:                     Application has been made by the Issuer (or on
                                                its behalf) for the bonds to be admitted to
                                                trading on the regulated market of the Bourse de
                                                Luxembourg with effect from the Issue Date.

                                                (Where documenting a fungible issue need to
                                                indicate that original securities are already
                                                admitted to trading.)

2.    RATINGS

      Ratings:                                  The bonds to be issued have been rated:

                                                S&P:     AAA
                                                Moody's: Aaa

                                                An obligation rate 'AAA' by S&P has the highest
                                                credit rating assigned by Standard & Poor's. The
                                                obligor's capacity to meet its financial
                                                commitment on the obligation is extremely
                                                strong.

                                                Obligations rated 'AAA' by Moody's are judged to
                                                be of the highest quality with minimal credit
                                                risk.

                                                A credit rating is not a recommendation to buy,
                                                sell or hold securities and may be revised or
                                                withdrawn by the rating agency at any time. Each
                                                rating should be evaluated independently of any
                                                other rating.

                                                (The above disclosure should reflect the rating
                                                allocated to bonds issued under the bond
                                                facility generally or, where the issue has been
                                                specifically rated, that rating.)

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus
Directive.)]

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:                    See "Use of Proceeds" section in the prospectus
                                                supplement--if reasons for offer different from
                                                making profit and/or hedging certain risks will
                                                need to include those reasons here.

(ii)  Estimated net proceeds:                   Not Applicable.

                                                (If proceeds are intended for more than

                                                one use will need to split out and present in
                                                order of priority. If proceeds insufficient to
                                                fund all proposed uses state amount and sources
                                                of other funding.)

(iii) Estimated total expenses:                 Not Applicable.

                                                [Expenses are required to be broken down into
                                                each principal intended "use" and presented in
                                                order of priority of such "uses".]

5.    YIELD

      Indication of yield:                      7.11%

                                                Calculated as 7 basis points less than the yield
                                                on the equivalent A$ Domestic Bond issued by the
                                                Issuer under its Domestic A$ Bond Facility on
                                                the Trade Date. The yield is calculated at the
                                                Trade Date on the basis of the Issue Price. It
                                                is not an indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                                US748305BC27

(ii)  Common Code:                              010926238

(iii) CUSIP Code:                               748305BC2

(iv)  Any clearing system(s) other than         Not Applicable
      Depositary Trust Company, Euroclear
      Bank S.A./N.V. and Clearstream Banking,
      societe anonyme and the relevant
      identification number(s):

(v)   Delivery:                                 Delivery free of payment

(vi)  Names and addresses of additional         [_____]
      Paying Agent(s) (if any):

7.    TERMS AND CONDITIONS OF THE OFFER

(i)   Offer Price;                              Not applicable

(ii)  [Conditions to which the offer is         Not applicable
      subject;]

(iii) [Description of the application           Not applicable
      process;]

(iv)  [Details of the minimum and/or maximum    Not applicable
      amount of application;]

(v)   [Description of possibility to reduce     Not applicable
      subscriptions and manner for refunding
      excess amount paid by applicants;]

(vi)  [Details of the method and time limits    Not applicable
      for paying up and delivering the
      bonds;]

(vii) [Manner in and date on which results of   Not applicable
      the offer are to be made public;]

(viii) [Procedure for exercise of any right     Not applicable
      of pre-emption, negotiability of
      subscription rights and treatment of
      subscription rights not exercised;]

(ix)  [Categories of potential investors to     Not applicable
      which the bonds are offered and whether
      tranche(s) have been reserved for
      certain countries;]

(x)   [Process for notification to applicants   Not applicable
      of the amount allotted and the
      indication whether dealing may begin
      before notification is made;]

(xi)  [Amount of any expenses and taxes         Not applicable
      specifically charged to the subscriber
      or Purchaser;]

(xii) [Name(s) and address(es), to the extent   None
      know to the Issuer, of the placers in
      the various countries where the offer
      takes place.]